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                                                                    EXHIBIT 99.1


NEWS RELEASE                                                      [VERIZON LOGO]





FOR IMMEDIATE RELEASE                       Contact:
November 30, 2000                           Peter Thonis
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            David Frail
                                            212-395-7726
                                            david.frail@verizon.com


                         Verizon Raises Earnings Targets
              To Reflect Termination of NorthPoint Merger Agreement

         NEW YORK - Verizon Communications Inc. (NYSE:VZ) revised its earnings guidance for 2001 and 2002 to reflect the impact of its termination yesterday of its merger agreement with NorthPoint Communications (Nasdaq:NPNT) and steps it is taking to compete outside its current wireline footprint.

         Verizon will meet its merger commitments for expansion through a variety of means, including its acquisition of OnePoint Communications Corp. and its strategic relationship with Metromedia Fiber Network, Inc. The company also plans to serve its large business customers outside its current territory and will expand its network in selected locations to serve them and other new customers as well.

         For 2001, Verizon will target 2001 earnings per share (EPS) growth of approximately 8 percent, with earnings ranging from $3.13 to $3.17 per share. These figures include the impact of competitive initiatives outside its footprint. Verizon had been targeting EPS growth in the 5-6 percent range, including dilution resulting from the NorthPoint merger, with earnings ranging from $3.06 to $3.10 per share.

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Verizon News Release, page 2


         For 2002, Verizon is now targeting EPS growth of approximately 12 percent, with full-year EPS ranging from $3.49 to $3.54 per share. These figures also reflect the impact of competitive initiatives. The company had been targeting EPS growth in the 11.5-12 percent range, including NorthPoint dilution, with earnings ranging from $3.41 to $3.46 per share.

         Verizon also said that its target range for fourth quarter 2000 earnings remains 76 to 78 cents per share.

         Verizon will address its earnings targets and its expansion strategy in a conference call at 9 a.m. Eastern Standard Time today. To listen to the call or view related materials, go to www.verizon.com/investor.

         Verizon Communications Inc. (NYSE:VZ), formed by the merger of Bell Atlantic and GTE, is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with more than 101 million access line equivalents and more than 26 million wireless customers. A Fortune 10 company with more than 260,000 employees and approximately $60 billion in 1999 revenues, Verizon's global presence extends to 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

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NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; the final outcome of federal, state, and local regulatory initiatives and proceedings, including arbitration proceedings, and judicial review of those initiatives and proceedings, pertaining to, among other matters, the terms of interconnection, access charges, universal service, and unbundled network element and resale rates; the extent, timing, success, and overall effects of competition from others in the local telephone and toll service markets; the timing and profitability of our entry into the in-region long distance market; our ability to combine former Bell Atlantic and GTE operations, satisfy regulatory conditions and obtain revenue enhancements and cost savings following the merger; the profitability of our entry into the nationwide broadband access market; the ability of Verizon Wireless to combine operations and obtain revenue enhancements and cost savings; our ability to convert our ownership interest in Genuity Inc. into a controlling interest consistent with regulatory conditions, and Genuity's ensuing profitability; and our accounting assumptions are subject to review by regulatory agencies, including the SEC, and changes in the assumptions as required by those agencies or any changes in the accounting rules or their application could result in an impact on earnings.